Filed Pursuant to Rule 424(b)(3)
Registration No. 333-287869
Prospectus Supplement No. 1
(To Prospectus Dated June 20, 2025)

Heidmar Maritime Holdings Corp.

Up to 11,080,332 Common Shares

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 20, 2025 (as supplemented to date, the “Prospectus”) with the information contained in our report on Form 6-K, filed with the Securities and Exchange Commission on July 7, 2025.

The Prospectus relates to the resale from time to time of up to 11,080,332 common shares, par value US$0.001, per share (“Common Shares”) of Heidmar Maritime Holdings Corp., incorporated under the laws of the Marshall Islands, by B. Riley Principal Capital II, LLC, a Delaware limited liability company.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Shares are currently listed on The Nasdaq Capital Market under the symbol “HMR.” On July 10, 2025, the last reported sales price of our Common Shares was US$1.52 per share.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described in the section titled “Risk Factors” beginning on page 14 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

None of the U.S. Securities and Exchange Commission or any state securities commission has approved or disapproved of the securities or determined if this prospectus supplement or the Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 11, 2025.

HEIDMAR MARITIME HOLDINGS CORP. ACQUIRES ITS FIRST VESSEL AND ESTABLISHES FOOTHOLD IN CONTAINER SHIPPING

Athens / New York, 7 July 2025 - Heidmar Maritime Holdings Corp. (the "Company" or "Heidmar") (NASDAQ: HMR) today announces its first vessel acquisition, making it a strategic milestone in the Company’s project development and growth strategy.
Heidmar has entered into an agreement to acquire C/V A. Obelix, a 1,702 TEU cellular/gearless feeder container vessel, built in 2008 at Wadan/Aker Yards, Wismar Germany. C/V A. Obelix is classed by Lloyd’s Register and has been strengthened for Ice Class II operations. The vessel is powered by a two-stroke main engine and is equipped with a bow thruster, allowing for a high degree of maneuverability and independence in port operations, and a high-capacity 330-plug reefer system. The vessel’s next drydock is scheduled for 2028 allowing for three clear years of operations with no projected upfront maintenance expense.
C/V A. Obelix will come with an approximate 2.5-year time charter to a leading operator and is expected to generate a total aggregate EBITDA of approximately USD 17 – 20 million over the period of the charter depending on the trade of the vessel, though actual results may vary (see “Forward Looking Statements” below). Delivery is expected between August and September 2025. The purchase is supported by seller and debt financing and is subject to customary closing conditions.
Under Heidmar’s capital-efficient co-investment strategy and project development model, the Company intends to partner with investors, arranging the acquisition of assets in which both Heidmar and its partners co-invest. In these transactions, investors will acquire and hold an equity stake in the vessel-owning company, while Heidmar provides full commercial and technical management, thereby expanding its revenue opportunities beyond its core areas of commercial and technical management. We are working with some potential joint venture partners for this vessel and others in the future.
Heidmar is acquiring its interest in the vessel from a related party at an aggregate purchase price of $25.25 million. The security of the charter revenue and the end-of-life recycling price are expected to effectively cover the cost of the acquisition in case of the high EBITDA scenario.
This initial 1,702 TEU feeder vessel establishes a foothold; additional opportunities will be evaluated case-by-case, specifically in the feeder segment, an essential and undersupplied part of the sector that serves as a workhorse of the global container trade. With dispersion in manufacturing as a result of tariffs applied by the U.S. administration and also the application of higher port dues in the US for Chinese built, owned or operated ships, the feeder container sector is projected to see strong demand. With a low orderbook of just 4% and aging fleet (15-years average age), the feeder segment remains structurally undersupplied, supporting resilient charter rates and long-term earnings visibility. This acquisition expands Heidmar’s footprint beyond its traditional tanker and dry bulk platform, and taps into a high-potential, underserved market.
Pankaj Khanna, Chief Executive Officer of Heidmar, commented:
“This marks an important milestone for Heidmar as we continue to broaden our platform and offer investors direct exposure to high-return shipping projects. The feeder container segment offers strong fundamentals with limited fleet growth and high charter visibility, offering an annualized cash-on-cash return of close to 30%. We’re excited to execute our first acquisition in this space, financed with seller credit and third-party debt arranged on competitive terms, and look forward to building further momentum within the second half of the year.
This transaction is the Company’s first vessel acquisition since becoming a public company and underscores our ability to source and execute high-return, differentiated opportunities, while continuing to scale its commercial and technical management platform.”

About Heidmar, Inc.
Celebrating its 40th anniversary this year, Heidmar is an Athens based, commercial and pool management business servicing the crude and product tanker market and is committed to safety, performance, relationships and transparency. With operations in Athens, London, Singapore, Chennai, Hong Kong and Dubai, Heidmar has a reputation as a reliable and responsible partner with a goal of maximizing our customers' profitability. Heidmar seeks to offer vessel owners a "one stop" solution for all maritime services in the crude oil, refined petroleum products and dry bulk shipping sectors. Heidmar believes its unique business model and extensive experience in the maritime industry allows the Company to achieve premier market coverage and utilization, as well as provide customers in the sector with seamless commercial transportation services. For more information, please visit www.heidmar.com.
Forward-Looking Statements
This release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the Company. All statements other than statements of historical facts contained in this press release, including statements regarding the Company’s future results of operations and financial position, business strategy, prospective costs, timing and likelihood of success, plans and objectives of management for future operations, future results of current and anticipated operations of Heidmar are forward-looking statements. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions.
The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, Company management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond the Company’s control, the Company cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.
In addition to these important factors, other important factors that, in the Company’s view, could cause actual results to differ materially from those discussed in the forward-looking statements include unforeseen liabilities, expansion and growth of the Company’s operations, the failure of counterparties to fully perform their contracts with the Company, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for tanker, drybulk or container vessel capacity, changes in the Company’s operating expenses, demand for the Company’s managed fleet, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general international geopolitical conditions and conflicts, potential disruption of shipping routes due to accidents or political events, vessel breakdowns and instances of off-hires, and other factors. Please see the Company’s filings with the U.S. Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond the Company’s control, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company does not give any assurance that it will achieve its expectations.
CONTACT INFORMATION:
Investor Relations/Media Contact:
Nicolas Bornozis / Daniela Guerrero
Capital Link, Inc.
230 Park Avenue, Suite 1540
New York, N.Y. 10169
Tel.: (212) 661-7566
Email: heidmar@capitallink.com